Exhibit 10.2

WAIVER LETTER

June 7, 2017

THE PRIVATEBANK AND TRUST COMPANY

120 S. LaSalle St.

Chicago, Illinois 60603

Attention: Kevin Kehoe, Managing Director

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated October 13, 2016 (the “Credit Agreement”), between Byline Bancorp, Inc., an Illinois corporation, as borrower (“Byline Illinois”) and The PrivateBank and Trust Company, as lender (the “Lender”). Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Credit Agreement.

Byline Illinois proposes to enter into a reincorporation merger (the “Merger”) pursuant to which it will reincorporate in the State of Delaware by merging with and into Byline Bancorp, Inc., a Delaware corporation and wholly owned subsidiary of Byline Illinois (“Byline Delaware,” and following the Merger, the “Company”), with common shareholders of Byline Illinois receiving one (1) share of common stock, par value $0.01 per share, (the “Common Stock”) of Byline Delaware for every five (5) shares of common stock, no par value, of Byline Illinois held by each holder, plus cash to be paid in lieu of any fractional shares. As part of the Merger, each share of Noncumulative Perpetual Preferred Stock, Series E, of Byline Illinois will be exchanged for one share of Noncumulative Perpetual Preferred Stock, Series A of Byline Delaware (the “Series A Preferred Stock”), with substantially the same rights and privileges, and each share of 7.50% Fixed to Floating Noncumulative Perpetual Preferred Stock, Series F, of Byline Illinois, will be exchanged for one share of 7.50% Fixed to Floating Noncumulative Perpetual Preferred Stock, Series B, of Byline Delaware (the “Series B Preferred Stock”), with substantially the same rights and privileges. Following the consummation of the Merger, the amended and restated certificate of incorporation and amended and restated bylaws of Byline Delaware will be the governing documents of the Company. Following the Merger, the Company intends to issue and sell shares of its Common Stock in an initial public offering (the “IPO”), registered with the Securities and Exchange Commission. In connection with the IPO, subject to regulatory approval, the Company intends to repurchase all (or a portion of) the outstanding shares of Series A Preferred Stock for cash, based on the price to public per share of Common Stock in the IPO. The transactions described in and contemplated by this paragraph are referred to as the “Transactions.”

The Company also proposes to pay dividends on the Series B Preferred Stock, when and if declared by its board of directors, in accordance with the terms of the Series B Preferred Stock and, only if the IPO occurs, the Company may in the future elect to pay dividends to holders of its Common Stock (such dividends on the Series B Preferred Stock and the Common Stock, the “Dividends”).

Pursuant to Sections 10 and 13.1 of the Credit Agreement, the Company hereby requests that the Lender consent to the Company (i) entering into the Transactions and (ii) making any Dividends payments, and the Company requests that the Lender waive the restrictions set forth in Section 10 of the Credit Agreement, including, but not limited to, Sections 10.2, 10.3, 10.5, 10.6 and 10.7, but only to the extent they impact the Transactions and Dividends payments provided above and not otherwise. In addition, following the consummation of the Merger, references in the Credit Agreement to the “Borrower” shall be deemed to refer to the “Company.”

Except for the waiver and consent set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Waiver Letter may be executed in separate counterparts, each of when so executed shall constitute one and the same agreement.

(Signature page follows)

This letter shall be construed in accordance with and governed by the law of the State of Illinois.

Very truly yours,

BYLINE BANCORP, INC.

By:	/s/ Alberto J. Paracchini
	Name:	Alberto J. Paracchini
	Title:	President

Acknowledged and Agreed as of
June 13, 2017:

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Kevin Kehoe
	Name:	Kevin Kehoe
	Title:	Group Head, Correspondent Banking